Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Nos. 333-158958 and 333-158958-01

FINAL TERM SHEET

Dated: March 1, 2011

Issuer:	Digital Realty Trust, L.P.

Guarantor:	Digital Realty Trust, Inc.

Offering Format:	SEC registered

Size:	$400,000,000 aggregate principal amount

Maturity:	March 15, 2021

Coupon (Interest Rate):	5.250%

Yield to Maturity:	5.279%

Spread to Benchmark Treasury:	+ 185 basis points

Benchmark Treasury:	3.625% due February 15, 2021

Benchmark Treasury Price and Yield:	101-20+ (3.429%)

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2011

Price to Public:	99.775%

Redemption Provisions:	At any time up to, but not including, December 15, 2020 (90 days prior to the maturity date), at a make-whole redemption price equal to T + 30 basis points, plus accrued and unpaid interest to the redemption date. At any time on or after December 15, 2020 (90 days prior to the maturity date), at par, plus accrued and unpaid interest to the maturity date.

Trade Date:	March 1, 2011

Settlement Date:	March 8, 2011 (T+5). Purchasers who wish to trade notes on the date of this term sheet or the next business day will be required, by virtue of the T+5 settlement and the fact that trades in the secondary market generally are required to settle in three business days, to specify an alternate settlement cycle to prevent a failed settlement.

CUSIP/ISIN:	25389J AJ5 / US25389JAJ51

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Co-Managers:	RBC Capital Markets, LLC

RBS Securities Inc.

J.P. Morgan Securities LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Morgan Stanley & Co. Incorporated toll-free at (866) 718-1649, Citigroup Global Markets Inc. toll-free at (877) 858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037 or Deutsche Bank Securities Inc. toll-free at (800) 503-4611.